Exhibit 15

Letter re: Unaudited Interim Financial Information
FMC Corporation
Philadelphia, Pennsylvania
Re: Registration Statements on Form S-3 (Nos. 333-165066 and 333-59543) and Form S-8 (Nos. 333-18383, 333-69805, 333-69714, 333-111456, 333-172387, and 333-172388).
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 2, 2011 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Philadelphia, Pennsylvania
November 2, 2011